UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

January 13, 2014

Date of Report (Date of earliest event reported)

TSS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51426	20-2027651
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7226 Lee DeForest Drive, Suite 104
Columbia, Maryland	21046
(Address of principal executive offices)	(Zip Code)

(410) 423-7438

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 13, 2014, TSS, Inc. (the “Company”) announced that its board of directors has appointed Martin T. Olsen as Executive Vice President, Sales and Marketing of the Company effective January 14, 2014. A copy of the press release announcing the appointment of Mr. Olsen is being furnished with this Form 8-K as Exhibit 99.1.

Mr. Olsen was previously Vice President, Global Sales and Marketing of Active Power, Inc. (NASDAQ: ACPW), a manufacturer of uninterruptible power systems and modular infrastructure solutions for data centers and other business operations where system up time is considered mission critical. Prior to joining Active Power in 2007, Mr. Olsen held various leadership positions with Wright Line LLC and APC by Schneider Electric in Denmark, Munich, Singapore and the United States.

In connection with his appointment as the Company’s Executive Vice President, Sales and Marketing, the Company entered into an employment agreement with Mr. Olsen. Under that employment agreement, Mr. Olsen’s annual base salary is $250,000, and he is eligible to receive a bonus in an amount and on terms established by the Company’s board of directors. Mr. Olsen is also entitled to receive vacation, health insurance and other benefits generally made available to the Company’s other executives. If, after the first anniversary of Mr. Olsen’s employment with the Company, the Company terminates Mr. Olsen’s employment other than for “Cause” (as defined in the employment agreement) or Mr. Olsen terminates his employment for a “Good Reason” (as defined in the employment agreement), the Company will continue paying Mr. Olsen his base salary commencing on the date of termination and ending six months from the date of termination. If Mr. Olsen’s employment is terminated within twelve months following a “Change in Control” of the Company (as defined in the employment agreement), the Company will continue paying Mr. Olsen his base salary commencing on the date of termination and ending twelve months from the date of termination. A copy of Mr. Olsen’s employment agreement is filed as Exhibit 99.2 to this Form 8-K and incorporated by reference into this description.

Mr. Olsen and the Company also entered into an award agreement. In accordance with the terms of the award agreement, Mr. Olsen received 250,000 restricted shares of the Company’s common stock and a stock option to purchase 200,000 shares of the Company’s common stock on his commencement date. The restricted shares will vest in installments as follows: 25,000 shares will vest on February 14, 2014, 125,000 shares will vest on January 14, 2015 and 100,000 shares will vest on January 14, 2016. All unvested shares of restricted stock will vest upon a change in control of the Company, and 150,000 shares of restricted stock will vest in certain instances upon the termination of Mr. Olsen’s employment. The exercise price per share for the stock option is equal to the average of the high and low bid prices for the Company’s common stock reported daily on the OTCQB marketplace during the 20 trading days following the grant date. The stock option will vest in installments as follows: 100,000 shares will vest when the fair market value of the Company’s common stock is at least $2.00 for 20 consecutive business days, and 100,000 shares will vest when the fair market value of the Company’s common stock is at least $3.00 for 20 consecutive business days. All of the Company’s independent directors approved these equity grants, which were not made under any compensation plan approved by the Company’s stockholders. A copy of Mr. Olsen’s award agreement is filed as Exhibit 99.3 to this Form 8-K and incorporated by reference into this description.

Item 9.01.	Financial Statements and Exhibits.

99.1	Press Release, dated January 13, 2014, announcing appointment of Martin T. Olsen as Executive Vice President, Sales and Marketing.
99.2	Employment Agreement, dated January 14, 2014, between TSS, Inc. and Martin T. Olsen.
99.3	Award Agreement, dated January 14, 2014, between TSS, Inc. and Martin T. Olsen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TSS, INC.

By:	/s/ Anthony Angelini
Anthony Angelini
Chief Executive Officer

Date: January 13, 2014